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                                                                     EXHIBIT 2.1













                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 29, 1999

                                  BY AND AMONG

                                   DATUM INC.,

                          DATUM ACQUISITION SUB, INC.,

                                       AND

                             DIGITAL DELIVERY, INC.,

                                       AND

                               THE DDI INDEMNITORS

                               (AS DEFINED HEREIN)



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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of July 29, 1999 (this "Agreement"), is made and entered into by and among Datum Inc., a Delaware corporation ("Datum"), Datum Acquisition Sub, Inc., a Massachusetts corporation and wholly-owned subsidiary of Datum ("Sub"), Digital Delivery, Inc., a Massachusetts corporation ("DDI"), and, with respect to certain indemnification provisions hereof, Mssrs. Hastings, Subler, Fishman, Rubbico, Timothy Bowe and Morlock, each as further identified in Schedule II attached hereto, jointly and severally (the "DDI Indemnitors").

         WHEREAS, the Board of Directors of each of Datum, Sub and DDI believes it to be desirable and in the best interests of Datum, Sub and DDI and each of their respective stockholders to merge Sub with and into DDI (the "Merger"); and

         WHEREAS, Datum, Sub, DDI and the DDI Indemnitors desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions set forth in this Agreement, the Sub shall be merged with and into DDI in accordance with the provisions of the Massachusetts Business Corporation Law ("MBCL"). DDI shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and DDI are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, each outstanding share of capital stock of DDI shall be canceled and converted into the right to receive the Merger Consideration, in the manner provided in Article 2 hereof.

         1.2 Effective Time. At the Closing (as defined in Section 1.3), articles of merger (the "Articles of Merger") shall be executed by the parties hereto and filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the "Secretary of State"). The Merger shall become effective at the time of filing of the Articles of Merger (the "Effective Time").

         1.3 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 10:00 a.m. (PST) on the date all of the conditions set forth herein have been satisfied or waived in accordance with this Agreement (the "Closing Date"). At the Closing, Datum, Sub and DDI shall deliver the certificates and other documents and instruments required to be delivered hereunder.

         1.4 Articles of Organization, Bylaws and Purpose of the Surviving Corporation. At the Effective Time: (i) the Articles of Organization of DDI as in effect immediately prior to the Effective Time, including, without limitation, provisions related to the number, class and par value




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per share of authorized shares, shall be the Articles of Organization of the
Surviving Corporation until thereafter amended; and (ii) the Bylaws of DDI as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended, and (iii) the purpose of DDI immediately prior to the Effective Time shall be the purpose of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation from and after the Effective Time shall be as set forth on Schedule I attached hereto, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Article of Organization and Bylaws.

         1.6 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the MBCL.

         1.7 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.


                                    ARTICLE 2

                               EXCHANGE OF SHARES

         2.1 Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of the capital stock of Sub or
DDI:

             (a) Cancellation of Treasury Stock. All shares of capital stock owned by DDI as treasury stock shall be canceled and no stock of Datum or other consideration shall be delivered in exchange therefor.

             (b) Determination of Merger Consideration. Each issued and outstanding share of DDI common stock, $1.00 par value ("DDI Stock"), issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.1(a), shall be converted into the right to receive the "Merger Consideration" determined as set forth in Section 2.2; provided, however, that such Merger Consideration is subject to adjustment and set-off pursuant to Sections 2.3 and 9.3 hereof.

             (c) Conversion of Sub Common Stock. Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for 1,000 shares of common stock, $1.00 par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, Datum shall own all of the issued and outstanding capital stock of the Surviving Corporation.

         2.2 Merger Consideration. The Merger Consideration shall consist of the Primary Consideration and the Additional Consideration, if any, all as defined below.

             (a) Primary Consideration. At the Closing, the holders of DDI Stock issued and outstanding immediately prior to the Effective Time (each, a "DDI Stockholder" and listed on






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Schedule II attached hereto), without any action on the part of the DDI
Stockholders, shall be entitled to receive (subject to clause (b) below) in the aggregate in exchange for such DDI Stockholders' DDI Stock: (i) 214,286 shares of Datum common stock, par value $0.25 per share ("Datum Common Stock", and such amount of shares, the "Primary Stock Consideration"); and (2) $1,500,000.00 cash (the "Primary Cash Consideration", and collectively with the Primary Stock Consideration, the "Primary Consideration").

             (b) Escrow of Primary Stock Consideration. At the Closing, 42,857 shares of Datum Common Stock (the "Escrowed Shares") shall be taken from the Primary Stock Consideration and placed into an escrow account, substantially similar to the form attached hereto as Exhibit A (the "Escrow Agreement"), for the purposes of indemnifying Datum in accordance with Section 9.2(d). The Escrowed Shares shall be held in escrow until the date (the "Release Date") of the earlier to occur of (a) the final, full settlement, whether through negotiated settlement, arbitration or court proceeding, of all claims existing as of the Effective Date among Todd S. Glassey and Michael E. McNeil (together, "Glassey-McNeil") and DDI; and (b) March 31, 2002. Upon the Release Date, the Escrowed Shares shall be distributed directly to the DDI Stockholders at the addresses and in accordance with the Ownership Percentages set forth on Schedule II.

             (c) Additional Consideration. "Additional Consideration" shall consist of the First Earn-Out, the Second Earn-Out and the Hardware Sales Earn-Out, all as defined below and payable by Datum to the DDI Stockholders as follows.

                 (i) Definitions. For the purposes of determining the Additional
Consideration:

                     (A) the term "Business" shall mean the development, distribution, marketing and sale of software, software applications, software development tools, systems solutions (including related hardware) and related services, such as installation, customer training, systems integration and technical support, for electronic business and information security management applications (including DDI's Confidential Courier, Title Builder and Catalogue Builder software (all such software, the "Software")) (such Software and related services and hardware, the "Software Products"), as conducted by Datum's E-Business Solutions Division; provided, that Datum shall conduct all such development, distribution, marketing and sale of Software Products through the E-Business Solutions Division; and provided, further, however, that companies or businesses acquired by Datum, or the businesses of any acquiror of Datum in the event Datum is acquired, after the Merger shall be deemed excluded from the "Business" unless otherwise agreed by Datum.

                     (B) the term "Attributable to the Business" shall mean derived from or contributed to the Business, as reasonably determined by Datum's independent certified public accountants in accordance with generally accepted accounting principles ("GAAP") and past Datum accounting practices consistently applied.

                     (C) the term "Net Operating Income" shall mean, with respect to the Business, pre-tax income as reasonably determined by Datum's independent certified public accountants, in accordance with GAAP and past Datum accounting practices consistently applied, as the difference obtained by subtracting sales marketing expense, product development expense and general and administrative expense from Gross Margin. "Gross Margin" shall mean the difference obtained from subtracting cost of goods sold from sales revenue. In addition, Net Operating Income shall be determined with adherence to the following:






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                     (t) repayment of Advances, other than Advances used to make
Restricted Payments (both as defined in Section 2.3(b) below), and accrued, unpaid interest thereon will be deducted from Gross Margin in calculating the Net Operating Income for the First Earn-Out Period (as defined below).

                     (u) there shall not be subtracted any Glassey-McNeil/DDI Damages (as defined in Section 9.2(d) below);

                     (v) sales of assets of the Business shall be included in sales revenue; provided, however, that, subject to Section 9.8 below, proceeds from the sale of all or substantially all of the assets of the Business shall not be so included;

                     (w) there shall not be subtracted any amortization or other expenses incurred by Datum, Sub or DDI in effecting the Merger, including without limitation legal and accounting expenses;

                     (x) the effect of any transactions between Datum (or any of its subsidiaries other than DDI) and the Business on other than an arm's-length basis shall be recalculated as if they had been on an arm's-length basis;

                     (y) subject to clauses (w) and (x) above, Datum may charge the Business for any costs directly incurred by Datum (or any of its subsidiaries other than DDI) on the Business's behalf; and

                     (z) payments of Additional Consideration, if any (and any imputed or stated interest thereon) will be excluded;

                (ii) First Earn-Out. No later than March 31, 2001, Datum shall pay to the DDI Stockholders an amount equal to the sum of (y) the product of 15% of up to the first $2 million of Net Operating Income Attributable to the Business during the period commencing on April 9, 1999, and concluding December 31, 2000, (the "First Earn Out Period") multiplied by six; and (z) the product of 15% of Net Operating Income Attributable to the Business in excess of $2 million during the First Earn-Out Period multiplied by three, in the manner set forth in Section 2.2(v) below.

                (iii) Second Earn-Out. No later than March 31, 2002, Datum shall pay to the DDI Stockholders an amount equal to the sum of (y) the product of 15% of up to the first $5 million of Net Operating Income Attributable to the Business during the period commencing January 1, 2001, and concluding December 31, 2001, (the "Second Earn Out Period") multiplied by six; and (z) the product of 15% of Net Operating Income Attributable to the Business in excess of $5 million during the Second Earn-Out Period multiplied by three, in the manner set forth in Section 2.2(v) below.

                 (iv) Hardware Sales Earn-Out. Datum shall also pay to the DDI Stockholders an amount equal to 6% of revenue from sales Attributable to the Business (determined in accordance with GAAP consistently applied) of Datum's Trusted Local Clocks (Datum Part No. TLC-700), Trusted Third Party Clocks (Datum Part No. TMC-7000) and Time Serve Models (the Datum Part No. 2100 family of products) ("Designated Revenue") during the First and Second Earn Out Periods. The Hardware Sales Earn-Out for the First Earn-Out Period shall be paid no later than






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March 31, 2001, and the Hardware Sales Earn-Out for the Second Earn-Out Period
shall be paid no later than March 31, 2002, both in the manner set forth in
Section 2.2(v) below.

                 (v) Manner of Payment. Payments of Additional Consideration and Hardware Sales Earn-Outs, if any, will be made directly to the DDI Stockholders to the addresses set forth on, and in accordance with the Ownership Percentages of each shown on Schedule II. Datum may, at its sole discretion, make any payment of Additional Consideration to the DDI Stockholders in any combination of cash and Datum Common Stock. For purposes of such payments, Datum Common Stock shall be valued on a Twenty Day Rolling Basis. "Twenty Day Rolling Basis" means calculating the average of the closing prices of Datum Common Stock as reported on the Nasdaq National Market System for the twenty trading days ending on the trading day prior to the conclusion of the First Earn Out Period or the Second Earn Out Period, as applicable or, if shares of Datum Common Stock are not listed or admitted to trading on such exchange at such time of valuation, on the principal securities exchange on which such shares are listed or admitted to trading, or if no such sales are then being reported, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc., through NASDAQ or another organization if NASDAQ is no longer reporting such information. If no price is determinable as described above for the purposes required herein, the fair value of such shares of Datum Common Stock, as reasonably determined by Datum's Board of Directors, shall be used. Notwithstanding the foregoing, (A) the cash component of any payment of Additional Consideration shall be no less than 25% and, unless necessary to comply with clause (B) below, no more than 75%; and (B) in no event shall the aggregate number of shares of Datum Common Stock issued to the DDI Stockholders as part of the Merger Consideration exceed 10% of the outstanding shares of Datum Common Stock as of the Closing Date, as adjusted for post-Closing stock dividends, stock splits and similar occurrences.

         (d) Post-Closing Operations of DDI. Following the Closing, Datum shall in its sole discretion have complete control over all strategic and operational decisions concerning DDI, the Business and the Software Products, including without limitation decisions concerning the design, testing, manufacturing, pricing, warranting, marketing, advertising, and distribution of the Software Products, notwithstanding that such decisions may or will impact Net Operating Income Attributable to the Business or Designated Revenue. Datum agrees to use its discretion in making such decisions in good faith and without regard to any effect such decisions may have on the amount of Additional Consideration, if any, payable hereunder.

         (e) Disputed Valuations. The DDI Representative (as described in
Section 7.2(i) below) shall have the opportunity, after entering into a confidentiality agreement reasonably satisfactory to Datum, to inspect the books and records of Datum and DDI from time to time to verify the determinations of Additional Income made hereunder. In the event of any dispute, the dispute shall be determined in accordance with Section 2.4 below. The costs of such inspection shall be borne by the DDI Stockholders unless the amount of Additional Income determined in accordance with Section 2.4 is more than 105% of Datum's determination of Additional Income, in which event Datum shall bear such costs.

         2.3 Adjustments to Merger Consideration for Indebtedness.

             (a) Closing Balance Sheet. No later than three (3) business days prior to the Closing Date, DDI shall deliver to Datum DDI's unaudited balance sheet, dated the Closing Date (the "Closing Balance Sheet"). Datum may, within sixty (60) days after the Closing Date at its sole






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option with notice to the DDI Representative, prepare from DDI's books and records (in accordance with GAAP consistently applied) its own version of such Closing Balance Sheet, and if the two versions vary Datum and the DDI Representative shall meet to reconcile the versions and arrive at a final Closing Balance Sheet. In the event the parties cannot agree on a reconciled version, the dispute shall be determined in accordance with Section 2.4 below. The Closing Balance Sheet, if accepted by Datum at Closing, or in the alternative the reconciled Closing Balance Sheet resulting from the procedure described in the immediately preceding sentence, shall be the "Final Closing Balance Sheet".

             (b) Merger Consideration Adjustment.

                 (i) If the Final Closing Balance Sheet reflects indebtedness of DDI in excess of the difference of (a) $1 million plus DDI's aggregate accounts receivable created during the period beginning April 8, 1998 and ending on the Closing Date (such period, the "Pre-Merger Period"), less (b) any payments made against accounts payable shown on DDI's payables listing dated April 8, 1999 during the Pre-Merger Period (such payments, the "Restricted Payments", and such excess DDI indebtedness, the "Excess"), then the Primary Consideration shall be reduced dollar-for-dollar by the amount of the Excess (applying the Excess first against the Primary Cash Consideration until it is reduced to zero, then if necessary against the Primary Stock Consideration at a valuation of $7.00 per share). If the Excess amount exceeds the aggregate Primary Consideration, it shall be grounds for termination of this Agreement pursuant to Section 8.1. For purposes of determining the Excess amount, indebtedness appearing on the Final Closing Balance Sheet representing amounts owing Datum under the Bridge Loan Agreement (as defined in Section 6.9 below) shall not be included, except if and to the extent any bridge loan proceeds ("Advances") were used to make Restricted Payments in which case such Advances and accrued unpaid interest thereon shall be included as DDI indebtedness in the calculation of the Excess.

                 (ii) The parties acknowledge and agree that (A) the part, if any, of the Advances which is not to be forgiven in accordance with Section 4(c) of the Bridge Financing Agreement, but is to be due and payable, with accrued interest thereon, on the Closing Date shall be deemed for the purposes of this Agreement and the Bridge Financing Agreement to equal the Restricted Payments, and DDI's obligations with respect to such indebtedness shall be deemed to be satisfied in full by the adjustment made to the Primary Consideration pursuant to this Section 2.3(b); (B) that such adjustment shall be deemed to have been made as of the Closing Date; (C) Datum has extended Fifty Thousand Dollars ($50,000) more in Advances to DDI than the maximum "Loan Amount" provided for in the Bridge Financing Agreement, and the principal amount of the Advances outstanding thereunder on the date hereof equals Four Hundred Fifty Thousand Dollars ($450,000); and (D) that the Bridge Financing Agreement is hereby amended by Datum and DDI to incorporate the foregoing acknowledgements and agreements as though originally incorporated into the terms thereof.

         2.4 Valuation Dispute Resolution. To initiate a dispute between Datum and any DDI Stockholder with respect to any valuation made hereunder, the DDI Representative must notify Datum of such dispute within ten (10) business days of payment by Datum to the DDI Stockholders of the disputed amount, except that, if within such ten (10) business day period the DDI Representative requests to perform an inspection pursuant to Section 2.2(d), notification for the initiation of a dispute relating to such payment shall be made within ten (10) business days following the completion of such inspection. In the event the parties disagree as to the reconciliation of the Closing Balance Sheet under
Section 2.3(a), this Section 2.4 shall be triggered automatically and the






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parties shall resolve the disagreement as set forth herein. In the case of such challenge or disagreement, the amount in dispute (the "Valuation") shall be determined as follows: (a) first, Datum and the DDI Representative shall engage in good faith discussions of the Valuation, following which a definitive Valuation may be agreed to; (b) if a definitive Valuation is not determined pursuant to the foregoing, Datum and the DDI Representative shall agree on a certified public accountant employed by a nationally recognized accounting firm ("CPA") to determine the calculation of the Valuation, in which case the amount so determined shall control; (c) if the definitive Valuation is not set pursuant to any of the foregoing, Datum and the DDI Representative shall each appoint their own CPA, each of whom shall determine the calculation of the Valuation. If the two calculations are within ten percent (10%) of each other, the average of the two shall be the definitive Valuation; (d) if the definitive Valuation is not set pursuant to any of the foregoing, the two CPAs shall together select a third CPA to determine the calculation of the Valuation. The definitive Valuation shall be equal to the average of the two closest calculations among the three. If the Valuation ultimately determined is equal to or less than the Valuation originally calculated by Datum (the "Original Price"), the DDI Stockholders shall bear the costs of such third CPA. If such amount is greater than the Original Price, but less than 105% of the Original Price, the costs of such third CPA shall be borne equally by Datum and the DDI Stockholders. If such amount is more than 105% of the Original Price, Datum shall bear the costs of such third CPA.

         2.5 Dissenting Shares.

             (a) Dissenters' Rights. Notwithstanding anything to the contrary in this Agreement, each share of DDI Stock issued and outstanding immediately prior to the Effective Time that is held by any DDI Stockholder who (i) has not voted in favor of the Merger, (ii) has perfected it's right to an appraisal of it's DDI Stock shares in accordance with the applicable provisions of the MBCL, and
(iii) has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.2, but shall be entitled only to such rights as are granted by the applicable provisions of the MBCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the MBCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.2.

             (b) Notice to Datum. DDI shall give Datum (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provision of the MBCL relating to the appraisal process received by DDI, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the MBCL, with the participation of DDI. DDI will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Datum, settle or offer to settle any such demands.

         2.6 Fractional Shares. No fractional shares of Datum Common Stock shall be issued, but in lieu thereof each holder of shares of DDI Stock who otherwise would be entitled to receive a fraction of a share of Datum Common Stock (after aggregating all fractional shares of Datum Common Stock to be received by such holder) shall receive from Datum an amount of cash (rounded up to the nearest whole cent) equal to the product of the fraction of a share of Datum Common Stock to which such holder would otherwise be entitled times the valuation of the Datum Common Stock being used for the related payment.






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         2.7 Exchange of Certificates.

             (a) The Exchange. At the Closing, Datum shall deliver to each DDI Stockholder, in accordance with such DDI Stockholder's instructions, an amount equal to the sum of the Primary Cash Consideration due to such DDI Stockholder, as set forth on Schedule II (as adjusted pursuant to Section 2.3 above, if applicable). At the Closing, each DDI Stockholder shall deliver to Datum an investment letter, executed by such DDI Stockholder, containing customary representations and warranties to Datum with respect to the receipt of unregistered stock, substantially in the form attached hereto as Exhibit B (an "Investment Letter"). From and after the Closing, each DDI Stockholder shall deliver to ChaseMellon Shareholder Services, Datum's transfer agent ("ChaseMellon"), stock certificates representing the DDI Common Stock held by such DDI Stockholder, as set forth on Schedule II. Upon receipt of such DDI stock certificates, ChaseMellon shall deliver to the surrendering DDI Stockholder (i) certificates in the name of such DDI Stockholder representing such DDI Stockholder's Primary Stock Consideration, which shall be equal to the product of such DDI Stockholder's Ownership Percentage and 214,286 shares, as shown on Schedule II (as adjusted pursuant to Section 2.3 above, if applicable); provided, however, that the portion of such DDI Stockholder's Primary Stock Consideration that constitutes Escrow Shares shall be delivered to the escrow account; and (ii) the aggregate amount payable to such DDI Stockholder in lieu of fractional shares in accordance with Section 2.6. No transfer of ownership of DDI Stock which is not registered in the transfer records of DDI shall be recognized by Datum at the Closing, and Datum shall bear no liability with respect to such unrecorded transfer.

             (b) No Further Ownership Rights in DDI Stock. Each holder of DDI Stock that has been converted into the Merger Consideration, upon surrender to Datum of the DDI Stock certificates in accordance with the terms hereof and other customary documentation, will be entitled to receive the Merger Consideration payable in respect of such DDI Stock. As of the Effective Time, all such DDI Stock shall no longer be outstanding and shall automatically be canceled, and each holder of DDI Stock certificates previously representing any such DDI Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such DDI Stock as contemplated hereby. From and after the Effective Time, the stock transfer books of DDI shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of DDI Stock.


                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF DDI

Except as disclosed on the DDI Disclosure Schedule attached hereto as Exhibit C (the "DDI Disclosure Schedule"), DDI represents and warrants to Datum and Sub as follows.

         3.1 Organization and Qualification. DDI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. DDI is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a materially adverse effect on the business, condition (financial or otherwise), properties, assets






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(including intangible assets), liabilities (including contingent liabilities), prospects, or results of operations (such effect, a "Material Adverse Effect") of DDI.

         3.2 Subsidiaries. DDI does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, or other entity.

         3.3 Authority Relative to this Agreement. DDI has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining the approval of the DDI Stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by DDI and the consummation by DDI of the transactions contemplated hereby have been duly and validly approved by DDI's Board of Directors, and DDI's Board of Directors has directed that this Agreement be submitted to the DDI Stockholders for their consideration and has recommended to the DDI Stockholders that the Agreement be approved. No other corporate proceedings on the part of DDI are necessary to authorize the execution, delivery and performance of this Agreement by DDI and the consummation by DDI of the transactions contemplated hereby other than such stockholder approval. This Agreement has been duly and validly executed by DDI and constitutes a valid and legally binding obligation of DDI, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4 Capital Stock of DDI.

             (a) Capitalization. The authorized capital stock of DDI consists solely of 200,000 shares of DDI Common Stock. As of the date hereof, 2,917.82 shares of DDI Common Stock were issued and outstanding, and owned as set forth in Schedule II, and no shares of DDI Common Stock are held as DDI treasury stock. All outstanding shares of capital stock of DDI are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes, or other indebtedness of DDI having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of DDI may vote. As of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which DDI is a party or by which it is bound obligating DDI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of DDI or obligating DDI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (together, "DDI Options"). As of the date hereof, there are no outstanding contractual obligations of DDI to repurchase, redeem, or otherwise acquire any shares of capital stock of DDI . DDI has furnished to Datum true and correct copies of DDI's Article of Organization and Bylaws as in effect as of the date hereof. The offers and sales of all of the outstanding shares of capital stock of DDI were at all relevant times either registered under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws or exempt from such requirements.

             (b) DDI Stockholders. Each DDI Stockholder is, and at the Closing will be the owner, beneficially and of record, of the number of shares of DDI Common Stock set forth opposite such DDI Stockholder's name on Schedule II (the "Shares"). All of the Shares are currently, and will be at the Closing, free and clear of all liens, claims, encumbrances, security interests, pledges, equities, options, charges, restrictions and defects in title of any nature whatsoever ("Liens"), other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the exchange and cancellation described in this Agreement. Each DDI Stockholder has, and at the Closing will have, full legal right, capacity and power to deliver the Shares to Datum without obtaining the consent or approval of any other person or of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"). No DDI Stockholder has granted, and as of the Closing no DDI Stockholder shall have granted, and no DDI Stockholder is a party to, and as of the Closing no DDI Stockholder shall be a party to, any agreements, commitments or understandings providing for the grant of any options to purchase or rights to acquire any of the Shares, obligating a DDI Stockholder to sell any of the Shares, or restricting such DDI Stockholder's right to transfer the Shares.

         3.5 Non-Contravention; Consents.

             (a) Non-Contravention. Except for the filing of the Articles of Merger and other appropriate merger documents required by the MBCL and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, the execution and delivery of this Agreement by DDI does not, and the performance by DDI of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of DDI under, any of the terms, conditions or provisions of (i) the Articles of Organization or Bylaws of DDI, or (ii)(A) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any Governmental or Regulatory Authority applicable to DDI or any of their respective assets or properties, or (B) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which DDI is a party or by which DDI or any of its assets or properties is bound, excluding from the foregoing clauses (A) and (B) conflicts, violations, breaches, defaults, payments, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on DDI, taken as a whole, or on the ability of DDI to consummate the transactions contemplated by this Agreement.

             (b) Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which DDI is a party or by which DDI or any of its assets or properties is bound for the execution and delivery of this Agreement by DDI, the performance by DDI of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on DDI , taken as a whole, or on the ability of DDI to consummate the transactions contemplated by this Agreement.

         3.6 Financial Statements. DDI has delivered to Datum a true and complete copy of the following financial statements: (i) the unaudited balance sheets of DDI as of December 31, 1998 and the related unaudited statements of operations for the fiscal year then ended; and (ii) the unaudited balance sheet of DDI as of April 8, 1999 (the "DDI Financial Statements"). As of their respective dates and for the respective periods then ended, the DDI Financial statements (including, in each case, the notes, if any, thereto) (A) were prepared applying a tax-basis accounts method (as more fully described in the accountant's letter included in the DDI Disclosure Schedule) on a consistent basis during the periods involved ( except as may be indicated therein or in the notes thereto); (B) fairly present the financial position of DDI as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (C) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.7 Absence of Changes. Since December 31, 1998, DDI has conducted its business only in the ordinary course, consistent with past practice and there has been no change and no development in the business, properties, operations, condition (financial or otherwise), or results of operations of DDI taken as a whole, that had or could reasonably be expected to have a Material Adverse Effect other than those occurring as a result of general economic or financial conditions or other developments that are not unique to DDI but also affect other persons who participate or are engaged in the lines of business in which DDI participates or is engaged, or other than those occurring as a result of this Agreement and the transactions contemplated hereby.

         3.8 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the DDI Financial Statements, DDI did not have at December 31, 1998, nor has DDI incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations (a) which were incurred in the ordinary course of business consistent with past practice, and
(b) which have not had, and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on DDI.

         3.9 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of DDI, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending, or to the knowledge of DDI, threatened against, relating to or affecting, DDI or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on DDI, or on the ability of DDI to consummate the transactions contemplated by this Agreement.

         3.10 Contracts and Commitments. The DDI Disclosure Schedule contains a true and complete list of each of the following types of written or oral contracts to which DDI is a party (such contracts, the "Material Contracts"):

             (a) all contracts (excluding DDI Employee Benefit Plans (as defined below) which can be terminated at will without subjecting DDI to cost or penalty) providing for a commitment for employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any employee;

             (b) all contracts with any person or entity containing any provision or covenant prohibiting or limiting the ability of DDI to engage in any business activity or compete with any person or entity in connection with their respective businesses or prohibiting or limiting the ability of any person or entity to compete with DDI in connection with their respective businesses;

             (c) all partnership, joint venture, shareholders' or other similar contracts with any person or entity in connection with DDI;

             (d) all contracts relating to the future disposition or acquisition of assets of DDI, other than dispositions or acquisitions in the ordinary course of business;

             (e) all other contracts with respect to DDI that (i) involve the payment or potential payment, pursuant to the terms of any such contract, by or to DDI of more than $10,000 annually; and (ii) cannot be terminated within sixty
(60) days after giving notice of termination without resulting in any material cost or penalty to DDI; and

             (f) all contracts between DDI and any of (i) DDI's directors, officers, or employees, or any member of any such person's family, or (ii) the DDI Stockholders or any member of any such DDI Stockholder's family.

DDI has not received notice of a default under any Material Contract by any party thereto, nor has there occurred any event that with notice or lapse of time, or both, would constitute a material default by DDI under any of the Material Contracts to which it is a party. Each of the Material Contracts is enforceable against DDI thereto in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. DDI has not received notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or not exercise any options under any of the Material Contracts

         3.11 Taxes.

             (a) Tax Returns. DDI has delivered to Datum correct and complete copies of all federal income tax returns, examination reports and statements of deficiencies assessed against or agreed to by DDI since its inception. No DDI tax returns have been audited by the Internal Revenue Service (the "IRS"), or are currently subject to an IRS audit.

             (b) Timely Filing and Payment. DDI has filed all tax returns (including, without limitation, with respect to all property, income, payroll, sales, use, excise and franchise taxes) that are required to have been filed by it in any jurisdiction for all periods ending on or prior to the date hereof and such tax returns are true, correct and complete in all material respects, and DDI has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which DDI has set aside on its books reserves (segregated to the extent required by GAAP, consistently applied throughout the specified period and in the immediately comparable period) deemed by it in its reasonable discretion to be adequate. DDI is not currently the beneficiary of any extension of time within which to file any tax return, nor has it waived any statute of limitations in respect of taxes nor agreed to any extension of time with respect to a tax assessment or deficiency. DDI has not received written notice of any claim made by any Governmental or Regulatory Authority in a jurisdiction where DDI does not file tax returns that DDI should file tax returns.

             (c) Withholding. DDI has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

             (d) Assessments and Liens. DDI has no knowledge of any proposed tax assessment, obligation or other claim against DDI and all tax liabilities of DDI are adequately provided for on the books of DDI. There are no liens for taxes upon any property or assets of DDI, except for liens for taxes not yet due.

             (e) Controversies. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other Governmental or Regulatory Authority with respect to taxes of DDI which, if decided adversely, singly or in the aggregate, would have a Material Adverse Effect on DDI.

             (f) Tax Sharing Agreements. DDI is not a party to any agreement providing for the allocation or sharing of taxes with any entity other than agreements the consequences of which are adequately reserved for in the DDI Financial Statements.

             (g) Section 341(f). DDI has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.

             (h) Affiliated Group. DDI has never been a member of an "affiliated group" as that term is described under Section 1504 of the Code, filing a consolidated federal income tax return, and is not liable for the taxes of any other person under Treasury Regulation Section 1.4502-6 (or any similar provision of state, local or foreign law), as a successor or transferor, by contract or otherwise.

             (i) Pending Rulings. There is no ruling issued to DDI (or closing agreement or gain recognition agreement to which DDI is a party) nor are any contemplated concerning taxes from or with any Governmental or Regulatory Authority which will have an effect on DDI after the Closing Date.

             (j) Extraordinary Payments. DDI has not made any payments, and is not a party to any agreement that obligates it to make any payments, that would not be deductible, in whole or in part, under Sections 280G or 162(m) of the Code.

             (k) Foreign Person. DDI is not a foreign person subject to withholding under Section 1445 of the Code.

         3.12 Employee Benefit Plans; ERISA

             (a) No prohibited transaction within the meaning of Section 406 or 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code with respect to any DDI Employee Benefit Plan (as defined below) has occurred during the five-year period preceding the date of this Agreement.

             (b) There is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any DDI Employee Benefit Plan.

             (c) Neither the Pension Benefit Guaranty Corporation nor DDI has instituted proceedings to terminate any DDI Employee Benefit Plan.

             (d) Full payment has been made of all amounts which DDI was required to have paid as a contribution to DDI Employee Benefit Plans as of the last day of the most recent fiscal year of each of DDI Employee Benefit Plans ended prior to the date of this Agreement, and none of DDI Employee Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such DDI Employee Benefit Plan ended prior to the date of this Agreement.

             (e) The value on a termination basis of accrued benefits under each of DDI Employee Benefit Plans which is subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such DDI Employee Benefit Plan's actuary with respect to each such DDI Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such DDI Employee Benefit Plan.

             (f) Each of DDI Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited.

             (g) Each of DDI Employee Benefit Plans is, and its administration is and has been during the five-year period preceding the date of this Agreement in all material respects in compliance with, and DDI has not received any claim or notice that any such Company Employee Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA.

             (h) There are no material pending or, to the knowledge of DDI, threatened or anticipated claims involving any of DDI Employee Benefit Plans other than claims for benefits in the normal course.

             (i) To the knowledge of DDI, during the five-year period preceding the date of this Agreement, DDI has not entered into any transaction which could subject such entity to liability under Section 302(c)(ii), 4062, 4063, 4064, or 4069 of ERISA and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any DDI Employee Benefit Plan.

             (j) DDI is not in default in performing any of its contractual obligations under any DDI Employee Benefit Plan or any related trust agreement or insurance contract.

             (k) There are no material outstanding liabilities of any DDI Employee Benefit Plan other than liabilities for benefits to be paid to participants in such DDI Employee Benefit Plan and their beneficiaries in accordance with the terms of such DDI Employee Benefit Plan.

             (l) DDI does not maintain and is not obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

             (m) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate benefits under any DDI Employee Benefit Plan.

         As used herein:

                 (i) the term "DDI Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by DDI and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

                 (ii) the term "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         3.13 Title to Assets. DDI is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of its properties and assets used in its business and material to the condition (financial or other) of such business, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (a) liens for current taxes, payments of which are not yet delinquent; (b) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair DDI's ' business operations in the manner presently carried on by DDI; or (c) as disclosed in the DDI Financial Statements, and except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on DDI. All leases under which DDI leases any substantial amount of real or personal property have been delivered to Datum and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by DDI or event which with notice or lapse of time or both would become a default by DDI, other than defaults under such leases which in the aggregate would not have a Material Adverse Effect on DDI.

         3.14 Intellectual Property. In addition to the representations and warranties contained in Section 3.13 above and without duplication, DDI hereby represents and warrants to Datum and Sub as follows.

              (a) Title to Intellectual Property. DDI owns a valid right, title, interest or license in and to the intellectual property set forth in the DDI Disclosure Schedule (except as disclosed thereon) (the "DDI Intellectual Property") and any Third Party Technology (as defined below) used in or necessary for the conduct of the business of DDI as presently conducted ("DDI's Operations"), including, without limitation, the right to bring actions for infringement of the DDI Intellectual Property. The conduct of DDI's Operations currently does not conflict with and in the past has not conflicted with the intellectual property rights of others and no person or entity other than DDI owns any right, title or interest in the DDI Intellectual Property, including without limitation any right to manufacture, use, copy, distribute or sublicense any object code or source code thereof. All DDI Intellectual Property used or held for use in the conduct of DDI's Operations which is owned by DDI is so owned free and clear of all liens and no other person, including any present or former employee, shareholder, officer of DDI, has any right whatsoever in such DDI Intellectual Property. DDI has the right to convey the DDI Intellectual Property being used or held for use to conduct DDI's Operations and such conveyance will not violate any of the intellectual property rights of any other person or entity. Neither DDI nor any present or former DDI employee has violated or, by conducting DDI's Operations in the ordinary course would violate, any of the intellectual property rights of any other person or entity. DDI does not have any obligation to compensate any person or entity for the use of any DDI Intellectual Property, nor has DDI granted to any person or entity any license, option or other rights to use in any manner any DDI Intellectual Property, whether requiring the payment of royalties or not.

              (b) Third Party Technology. "Third Party Technology" shall mean all intellectual property and products owned by third parties and licensed pursuant to Third Party Licenses as defined below. Notwithstanding the foregoing, Third Party Technology shall not include any "off-the-shelf" software program if the use of such program by DDI is in accordance with any applicable shrink wrap license and no portion of such program is distributed or licensed by DDI to third parties or incorporated into products distributed by DDI or licensed to third parties. "Third Party License" shall mean all licenses and other agreements with third parties relating to any intellectual property or products that DDI is licensed or otherwise authorized by such third parties to use in connection with the DDI Intellectual Property identified as software in the DDI Disclosure Schedule (the "DDI Software") (including, without limitation, all quality assurance systems or technology), market or distribute along with or as part of the DDI Software, or to distribute or incorporate into the DDI Software, in each case as the DDI Software exists on the date hereof.

              (c) Public Domain. No DDI Intellectual Property is in the public domain.

              (d) Copyrights. All of DDI's copyright registrations related to any and all of DDI's copyrights relating to the Software are valid and in full force and effect. DDI has valid copyrights in all material copyrightable material included in the DDI Intellectual Property whether or not registered with the U.S. Copyright Office, and consummation of the transactions contemplated hereby will not alter or impair the validity of any such copyrights or copyright registrations.

              (e) Claims. DDI has not received notice of any claims asserted against DDI by any person challenging DDI's use or distribution (including manufacture, marketing license, or sale) of the Software Products or any Third Party Technology, or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the knowledge of DDI, there is no valid basis for any such claim.

              (f) Infringement. To DDI's knowledge, no third party is violating, infringing, or misappropriating any right or contract of DDI as related to DDI's Operations.

              (g) Continuity of Rights. To DDI's knowledge, no party to any contract, commitment or restriction relating to any right of DDI, including any Third Party Technology, intends to cancel, withdraw, modify or amend such contract as related to DDI's Operations.

              (h) Sole Right to Third Party Technology. No DDI Stockholder, employee or contractor, nor any of their respective affiliates, has any right, title or interest in or to any Third Party

Technology, other than rights pertaining to the Third Party Technology obtained from one or more third party licensors.

              (i) Sole Right to Intellectual Property and Software Products. (i) No third party has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the DDI Intellectual Property rights, or any adaptations, translations, or derivative works based on such rights, or any portion thereof, other than rights pertaining to Third Party Technology obtained from the third party licensor; (ii) DDI has no agreements, contracts or commitments that provide for the manufacture, reproduction, distribution, sale, sublicensing, marketing, development, exploitation, or supply by DDI of the DDI Intellectual Property or Software Products or any adaptation, translation, or derivative work based on the DDI Intellectual Property or Software Products, or any portion thereof; (iii) DDI has not granted to any third party any exclusive rights of any kind with respect to any of the DDI Intellectual Property or Software Products, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the DDI Intellectual Property or Software Products; and (iv) DDI has not granted any third party any right to market any product utilizing any Software under any "private label" arrangements pursuant to which DDI is not identified as the source of such goods. Each document or instrument reflecting any such arrangements is listed in the DDI Disclosure Schedule and true and correct copies of such documents or instruments have been furnished to Datum. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the DDI Intellectual Property are a derivative work.

              (j) Preservation of Software. DDI has not knowingly altered data related to the Software in a manner that may damage the Software, whether stored in electronic, optical, or magnetic or other form.

              (k) End-User Documentation. DDI has furnished to Datum, or will furnish to Datum at Closing, true and accurate copies of all end user documentation that exists relating to the use, maintenance or operation of the DDI Software.

              (l) Year 2000. The DDI Intellectual Property, the Third Party Technology used in DDI's Operations and the DDI Software (as it exists on the date hereof) shall record, store, transmit, receive, process (which includes calculations, comparisons, sequencing, display or storage), and present date data and leap year calculations from, into and between the 20th and 21st centuries, and during the years 1999 and 2000, in the same manner, and with the same functionality, as the same does for calendar dates on or before December 31, 1999.

         3.15 Permits, Etc. DDI owns or validly holds all licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use which are required to conduct and material to the condition of their respective businesses.

         3.16 Compliance with Laws. DDI is not in violation of, nor has it violated, any applicable provisions of any Laws or any term of any Order binding against it, except for violations which do not have and would not have, individually or in the aggregate, a Material Adverse Effect on DDI. The DDI Disclosure Schedule sets forth a complete list of DDI's licenses, permits and authorizations other than those not material to DDI's business or operations ("Permits"). No Governmental or Regulatory Authority has revoked or materially limited any Permit of DDI, and no investigation or proceeding is pending or, to DDI's knowledge, threatened, which involves the revocation or material limitation of any Permit. DDI is not in possession of any information which would lead it to believe that any Permits will not remain in full force and effect for the complete duration of their respective terms. DDI has made available to Datum all material filings made to, and all inspection or compliance reports or correspondence received from, Governmental and Regulatory Authorities for the last three years and will make available to Datum all other Permits as requested by Datum. Each of such filings was in material compliance will all applicable laws and regulations.

         3.17 Labor Controversies. There are no material controversies pending or, to the knowledge of DDI, threatened between DDI and any representatives of any of DDI's employees. There are no material organizational efforts presently being made involving any of the presently unorganized employees of DDI. DDI has complied in all material respects with all Laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes. No person has asserted that DDI is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on DDI.

         3.18 Insurance. The DDI Disclosure Schedule lists all policies of fire, liability, life and employee health, environmental, errors and omissions, workers' compensation and other forms of insurance currently held and maintained by DDI ("DDI Insurance Policies"). The DDI Insurance Policies are commercially reasonable in amount and coverage. All DDI Insurance Policies are in full force and effect, all billed premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will have been paid on or prior to the Closing Date and no written notice of cancellation or termination has been received with respect to any DDI Insurance Policy, except for failures to pay or cancellations or terminations which would not reasonably be expected to have a Material Adverse Effect on DDI.

         3.19 Guaranties. DDI has not executed any guaranty or otherwise agreed to be a guarantor of any liability or obligation (including indebtedness) of any other person.

         3.20 Brokers or Finders. Neither DDI nor the DDI Stockholders has any obligation to pay any agent, broker, investment banker, financial advisor or other firm or other person any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         3.21 Full Disclosure. No information furnished by or on behalf of DDI to Datum pursuant to this Agreement and any information contained in the DDI Disclosure Schedule and the other schedules and exhibits to this Agreement, at any time prior to the Closing Date, contains nor will contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.


                 REPRESENTATIONS AND WARRANTIES OF DATUM AND SUB

Except as disclosed on the Datum Disclosure Schedule attached hereto as Exhibit D (the "Datum Disclosure Schedule"), Datum and Sub jointly and severally represent and warrant to DDI as follows.

         4.1 Organization and Qualification. Each of Datum and Sub is an entity duly organized, validly existing and in good standing under the laws of their respective jurisdictions. Datum and Sub each have full corporate power and authority to own or lease and to operate and use their respective properties and assets and to carry on their respective businesses as now conducted and as proposed to be conducted pursuant to this Agreement. Each of Datum and Sub are duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties make such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Material Adverse Effect on Datum and its subsidiaries, taken as a whole.

         4.2 Authorization. Each of Datum and Sub has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Datum and Sub has been duly authorized and approved by the respective Boards of Directors of Datum and Sub and does not require any further authorization or consent of Datum or Sub. This Agreement has been duly authorized, validly executed and delivered by both Datum and Sub and constitutes the legal, valid and binding obligations of each enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by
(i) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         4.3 Capital Stock of Datum and Sub.

             (a) Datum. The authorized capital stock of Datum consists of 10,000,000 shares of Datum Common Stock and 1,000,000 shares of preferred stock. As of April 23, 1999, there were 5,549,264 shares of Common Stock and no shares of preferred stock issued and outstanding. No shares of Datum Common Stock are held by Datum in its treasury. Except for additional grants made in the ordinary course of business consistent with past practices, as of the Effective Time, outstanding options to purchase shares of Datum Common Stock and the shares of Datum Common Stock reserved for issuance upon the exercise of Datum Options (as defined below) shall be as disclosed in the Datum Reports (as defined below). All outstanding shares of capital stock of Datum are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights, and such capital stock has been issued in full compliance with all applicable federal and state securities laws. There are no bonds, debentures, notes, or other indebtedness of Datum having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Datum may vote. Except as set forth above, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which Datum is a party or by which it is bound obligating Datum to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Datum or obligating Datum to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (together, "Datum Options"). Except as are entered into in the ordinary course of business consistent with past practices, as of the date hereof the outstanding contractual obligations of Datum to repurchase, redeem, or otherwise acquire any shares of capital stock of Datum are as disclosed in the Datum reports. Datum has furnished to DDI true and correct copies of Datum's Certificate of Incorporation and Bylaws as in effect as of the date hereof.

             (b) Sub. The authorized capital stock of Sub consists solely of 100 shares of common stock, $0.01 par value, all of which shares are issued and outstanding and owned of record by Datum. There are no outstanding options, warrants, or other rights to subscribe for or purchase from Datum any capital stock of Sub, or securities convertible into any capital stock of Sub.

         4.4 Non-Contravention; Consents.

             (a) Non-Contravention. Except for the filing of the Articles of Merger and other appropriate merger documents required by the MBCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, the execution and delivery of this Agreement by Datum and Sub does not, and the performance by Datum and Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Liens upon any of the assets or properties of Datum under, any of the terms, conditions or provisions of (i) the Certificates of Incorporation or Bylaws of Datum, or the Articles of Incorporation or Bylaws of Sub, or (ii)(A) any Laws or Orders of any Governmental or Regulatory Authority applicable to Datum or Sub or any of their respective assets or properties, or (B) any Contracts to which Datum or Sub is a party or by which Datum or Sub or any of their respective assets or properties is bound, excluding from the foregoing clauses (A) and (B) conflicts, violations, breaches, defaults, payments, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Datum and its subsidiaries, taken as a whole, or on the ability of Datum or Sub to consummate the transactions contemplated by this Agreement.

             (b) Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which Datum or Sub is a party or by which Datum or Sub or any of their respective assets or properties is bound for the execution and delivery of this Agreement by Datum and Sub, the performance by Datum and Sub of their respective obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Datum and its subsidiaries, taken as a whole, or on the ability of Datum or Sub to consummate the transactions contemplated by this Agreement.

         4.5 No Litigation or Regulatory Action. Except as disclosed in the Datum Reports (as defined below), there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Datum, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending, or to the knowledge of Datum, threatened against, relating to or affecting, Datum or Sub or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on

Datum and its subsidiaries, taken as a whole, or on the ability of Datum to consummate the transactions contemplated by this Agreement.

         4.6 SEC Documents. Datum has filed with the SEC true and correct copies of each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed (including exhibits and any amendments thereto) required under or pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act", and together with the Securities Act, the "Securities Laws"), (collectively, the "Datum Reports"). As of their respective dates, or as subsequently amended prior to the Closing Date, the Datum Reports complied in all material respects with the requirements of the Securities Laws applicable to such Datum Reports, and none of the Datum Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Datum included in the Datum Reports comply in all material respects with applicable accounting requirements in the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Datum and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, the absence of notes and as permitted by Form 10-Q of the Exchange Act). As of their respective dates, the Datum Reports complied as to form in all material respects with the applicable requirements of the Securities Laws.

         4.7 Brokers and Finders. Neither Datum nor Sub have employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

         4.8 Datum Stock Issued in Merger. The shares of Datum Common Stock to be issued in the Merger will, when issued and delivered to the DDI Stockholders as a result of the Merger and pursuant to the terms of this Agreement, be duly and validly authorized and issued, fully paid, non-assessable and free of preemptive rights of any securityholder of Datum, and issued in compliance with applicable federal and state securities laws.

         4.9 Datum Intellectual Property. To its knowledge Datum owns, or is licensed or otherwise has the full and exclusive right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of the Business as presently conducted and, other than with respect to those matters addressed in Section 9.2(e), as currently contemplated to be conducted by Datum and DDI (except for such property intended for use in the Business that is currently owned or licensed by DDI), and for the sale of the hardware referenced in Section 2.2(c)(iv).

         4.10 Full Disclosure. No information furnished by or on behalf of Datum or Sub to DDI pursuant to this Agreement nor any information contained in the Datum Disclosure Schedule and other schedules and exhibits to this Agreement, at any time prior to the Closing Date contains nor will contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                    ARTICLE 5

                                    COVENANTS

         5.1 Covenants of DDI. At all times from and after the date hereof until the Effective Time, DDI covenants and agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that Datum shall otherwise consent in writing):

             (a) DDI shall conduct its business only in, and DDI shall not take any action except in, the ordinary course consistent with past practice.

             (b) Without limiting the generality of paragraph (a) of this Section, except as otherwise disclosed in Section 5.1 of the DDI Disclosure Schedule, as applicable, and except as contemplated or permitted by this Agreement, (i) DDI shall preserve intact in all material respects its present business organization and reputation, keep available the services of T. Mark Hastings, use commercially reasonable efforts to keep available services of its other key officers and employees, maintain its assets and properties in good working order and condition (ordinary wear and tear excepted), maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, use commercially reasonable efforts to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) DDI shall not:

                      (A) amend or propose to amend its Articles of Organization or Bylaws;

                      (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any DDI Option with respect thereto;

                      (C) issue, deliver or sell, or authorize or propose the
             issuance, delivery or sale of, any shares of its capital stock or any DDI Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock;

                      (D) acquire (by merging or consolidating with, or by
             purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are individually or in the aggregate material to DDI;

                      (E) other than dispositions of assets which are not
             individually or in the aggregate material to DDI, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                      (F) except to the extent required by applicable law, (x)
             permit any material change in (I) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (II) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                      (G) (x) incur any indebtedness for borrowed money or
             guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice, or (y) purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

                      (H) enter into, adopt, amend in any material respect
             (except as may be required by applicable law) or terminate any DDI Employee Benefit Plan or any other agreement or arrangement, plan or policy between DDI and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that do not result in a material increase in benefits or compensation expense to DDI, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                      (I) enter into any contract or amend or modify any
             existing contract, or engage in any new transaction, outside the ordinary course of business consistent with past practice and, with respect to any affiliate of DDI, on other than an arm's length basis;

                      (J) make any capital expenditures or commitments for
             additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice;

                      (K) make any change in the lines of business in which it
             participates or is engaged;

                      (L) file a consent under Section 341(f) of the Code
             concerning collapsible corporations; or

                      (M) enter into any contract, agreement, commitment or
             arrangement to do or engage in any of the foregoing.

         5.2 Covenants of Datum. At all times from and after the date hereof until the Effective Time, Datum covenants and agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that DDI shall otherwise consent in writing): (a) Datum shall not make any material changes to its business or structure which could reasonably be expected to have a material adverse effect on the consideration to be received by DDI's stockholders; (b) Datum shall use all reasonable efforts to take all such actions as are necessary to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement; and (c) Datum agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

         5.3 Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Material Adverse Effect on DDI, or Datum and its subsidiaries taken as a whole, as the case may be, or on the ability of DDI or Datum and Sub, as the case may be, to consummate the transactions contemplated hereby.


                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1 Access to Information; Confidentiality.

             (a) Access to Information. DDI shall, throughout the period from the date hereof to the Effective Time, (i) provide Datum and its directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives (collectively, "Datum Representatives") with full access, upon reasonable prior notice, and during normal business hours, to DDI and its assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with DDI's Operations, and (ii) furnish promptly to the Datum Representatives (x) a copy of each material report, statement, schedule and other document filed or received by DDI pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts and DDI Employee Benefit Plans and other books and records) concerning DDI's Operations as the Datum Representatives shall reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

             (b) Confidentiality. Each party will hold, and will use its best efforts to cause its representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by-other requirements of applicable Laws or Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its subsidiaries, if applicable, furnished to it by such other party or its representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by DDI or Datum, as the case may be, or their respective representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of DDI or Datum, as the case may be, or their respective representatives or (z) later acquired by DDI or Datum, as the case may be, or their respective representatives from another source if the recipient is not aware that such source is under an obligation to DDI or Datum, as the case may be, to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of DDI or Datum, as the case may be, the other party will, and will cause its representatives to, promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by DDI or Datum, as the case may be, or their respective representatives to such party and its representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by DDI or Datum, as the case may be, or their respective representatives.

         6.2 Registration of Datum Common Stock. Datum shall use its best efforts to register for re-sale the shares of Datum Common Stock issued pursuant to the payment of the Merger Consideration (including Datum Common Stock issuable as Additional Consideration) and file a registration statement with respect to such registration with the SEC within ninety (90) business days after the Closing Date; provided, however, that, if the Board of Directors of Datum determines in good faith that such filing should in the best interests of Datum's stockholders be delayed past such period, then, upon written notice to the DDI Representative and the DDI Stockholders within such ninety (90) day period so stating, then Datum's obligation to file such registration statement shall be deferred, but such filing shall in any case be required within one hundred eighty (180) days after the Closing Date. Datum shall use its best efforts to cause the registration statement filed in accordance with the foregoing (the "Registration Statement") to become effective as promptly as practicable after filing and to keep the Registration Statement effective at least until March 31, 2003.

         6.3 Nasdaq Listing. Datum shall file an application for original listing of the shares of Datum Common Stock that constitute Merger Consideration on the Nasdaq National Market prior to the issuance thereof.

         6.4 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of DDI and Datum will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable,
(i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Datum, DDI or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

         6.5 Employment Agreement. At and upon the Effective Time, Datum shall have entered into an employment agreement with Mark Hastings on substantially the terms as set forth in the form of employment agreement attached hereto as Exhibit E (the "Employment Agreement").

         6.6 Expenses. Datum shall bear all of its costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is not consummated due to DDI's failure to obtain Stockholder Approval, DDI shall reimburse the expenses of Datum incurred in connection with this Agreement and the Merger. DDI shall bear all of DDI's costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the "DDI Merger Expenses") and all such expenses shall be paid by DDI at or prior to the Closing.

         6.7 Notice and Cure. Each of Datum, Sub and DDI will notify the other in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Datum, Sub or DDI, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Datum, Sub or DDI, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Datum, Sub and DDI also will notify the other in writing of, and will use best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Datum, Sub or DDI, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this
Section 6.7 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

         6.8 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Datum, Sub and DDI will take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Datum nor DDI will, nor will it permit any subsidiary, if any, to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

         6.9 Bridge Financing Agreement. Datum and DDI have entered into that certain Bridge Financing Agreement, dated April 9, 1999 (the "Bridge Financing Agreement"). Any breach by DDI of the terms of the Bridge Financing Agreement shall be grounds for termination of this Agreement pursuant to Section 8.1.


                                    ARTICLE 7

                                   CONDITIONS

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

             (a) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

             (b) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.2, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties or Datum or DDI

Stockholders required of Datum, DDI or any Subsidiary which are to be taken prior to the Effective Time to consummate the Merger and the other matters contemplated hereby, shall have been obtained.

         7.2 Conditions to Obligation of Datum and Sub to Effect the Merger. The obligation of Datum and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Datum and Sub in their sole discretion):

             (a) Representations and Warranties. Each of the representations and warranties made by DDI in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and DDI shall have delivered to Datum a certificate, dated the Closing Date and executed on behalf of DDI by its Chairman of the Board, Chief Executive Officer, President or any Executive or Senior Vice President, to such effect.

             (b) Performance of Obligations. DDI shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by DDI at or prior to the Closing, and DDI shall have delivered to Datum a certificate, dated the Closing Date and executed on behalf of DDI by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

             (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to DDI, the Surviving Corporation or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Datum, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law.

             (d) Contractual Consents. DDI shall have received all consents (or in lieu thereof waivers) from parties to each Contract disclosed pursuant to
Section 3.10, to the extent required pursuant to the terms of each such Contract.

             (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of DDI, which have had or may be reasonably expected to have, a Material Adverse Effect on DDI.

             (f) Proceedings. All proceedings to be taken on the part of DDI in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Datum, and Datum shall have received copies of all such documents and other evidences as Datum may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

             (g) Opinion of Counsel. Datum shall have received the opinion of Lucash, Gesmer & Updegrove, LLP, counsel to DDI, dated the Closing Date, in form reasonably acceptable to Datum and covering the matters set forth on Exhibit F hereto.

             (h) Employment Agreement. The Employment Agreement shall have been entered into by and between Datum and Mark Hastings.

             (i) DDI Representative; Power of Attorney. Datum shall have received an instrument acceptable to it executed by the DDI Stockholders, naming
T. Mark Hastings as the DDI Representative and authorizing such person to act on behalf of the DDI Stockholders for purposes of Sections 2.2(e), 2.3(a), 2.4, 6.2, 9.2(c) and 9.4 hereof, and to enter into agreements with Datum binding upon the DDI Stockholders for purposes of Section 2.4.

             (j) DDI Disclosure Schedule. Datum shall have received the DDI Disclosure Schedule, true and complete as of the date hereof, and such DDI Disclosure Schedule shall remain true and complete as of the Closing Date.

             (k) DDI Merger Expenses. Datum shall have received instruments reflecting the payment of, or the arrangements for payment of, DDI's Merger Expenses, in form and substance reasonably acceptable to Datum.

             (l) Clerk Certificate. A copy of the votes of the Board of Directors and Stockholders of DDI, certified by its Clerk, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of DDI in carrying out the terms and provisions hereof.

             (m) Escrow Agreement. The Escrow Agreement shall have been executed by Datum, Mark Hastings and the DDI Stockholders.

         7.3 Conditions to Obligation of DDI to Effect the Merger. The obligation of DDI to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by DDI in its sole discretion):

             (a) Representations and Warranties. Each of the representations and warranties made by Datum and Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Datum and Sub shall each have delivered to DDI a certificate, dated the Closing Date and executed on behalf of Datum by its Chairman of the Board, Chief Executive Officer, President or any Executive or Senior Vice President and on behalf of Sub by its President or any Vice President, to such effect.

             (b) Performance of Obligations. Datum and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Datum, or Sub at or prior to the Closing, and Datum and Sub shall each have delivered to DDI a certificate, dated the Closing Date and executed on behalf of Datum by its Chairman of the Board, President or any Executive or Senior Vice

President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

             (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to the Datum, its Subsidiaries, the Surviving Corporation or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to DDI or its stockholders, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law.

             (d) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of Datum and its Subsidiaries taken as a whole, which have had or may be reasonably expected to have, a Material Adverse Effect on Datum and its Subsidiaries taken as a whole.

             (e) Proceedings. All proceedings to be taken on the part of Datum and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to DDI, and DDI shall have received copies of all such documents and other evidences as DDI may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

             (f) Employment Agreement. The Employment Agreement shall have been executed by Datum and delivered to Mark Hastings.

             (g) Datum Disclosure Schedule. DDI shall have received the Datum Disclosure Schedule, true and complete as of the date hereof, and such Datum Disclosure Schedule shall remain true and complete as of the Closing Date.

             (h) Opinion of Counsel. DDI and the DDI Stockholders shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to Datum, dated the Closing Date, in form reasonably acceptable to DDI and covering the matters set forth on Exhibit G hereto.

             (i) Secretary/Clerk Certificate. A copy of the resolutions of the Board of Directors of Datum and the Board of Directors and stockholder of Sub, certified by their Secretary or Clerk, as the case may be, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of Datum and Sub in carrying out the terms and provisions hereof.


                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

             (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

             (b) by either DDI or Datum upon notification to the non-terminating party by the terminating party:

                  (i) at any time after August 1, 1999, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                  (ii) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either DDI or Datum to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

                  (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such ten (10) business day period; or

                  (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and non-appealable; or

         (c) by Datum, upon notification to DDI:

                  (i) if the requisite stockholder vote of DDI approving the principal terms of this Agreement, the Agreement of Merger and the Merger in accordance with applicable law and the Articles of Organization and Bylaws of DDI is not obtained; or

                  (ii) pursuant to Sections 2.3 and 6.9 hereof.

         8.2 Effect of Termination. If this Agreement is validly terminated by either DDI or Datum pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either DDI or Datum (or any of their respective representatives or affiliates), except that the provisions of Sections 6.1(b), 6.6 and 6.9 will continue to apply following any such termination.

         8.3 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

         8.4 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                    ARTICLE 9

                               GENERAL PROVISIONS

         9.1 Sole Remedy; Survival.

             (a) Sole Remedy. The indemnification provisions contained in this
Article 9 shall serve as the only remedy of the parties hereto seeking recovery for claims arising under this Agreement.

             (b) Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and shall continue in full force and effect until December 31, 2001 (the "Indemnification Period"); provided, however, that Datum shall have until March 31, 2002, to assert any breach of the same that occurred before the expiration of the Indemnification Period.

         9.2 Indemnification.

             (a) Indemnification of Datum. Subject to the provisions of this
Article 9, the DDI Indemnitors shall indemnify Datum from and against (i) subject to clause (d) below, any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Datum arising out of any breach of the representations, warranties, covenants or agreements of DDI set forth herein; and (ii) any DDI Merger Expenses not paid pursuant to
Section 6.6 or accounted for in any adjustment made to the Merger Consideration pursuant to Section 2.3 (collectively, "Datum Indemnifiable Damages"). Datum may obtain indemnification for any Datum Indemnifiable Damages to which this Section 9.2(a) relates only (A) if it makes a claim or claims for indemnification within the period specified in Section 9.1 above, and (B) solely with respect to Datum Indemnifiable Damages described in clause (i) above, such claim or claims aggregate in excess of Fifty Thousand Dollars ($50,000) (the "Indemnification Threshold"); provided, that upon passing such Indemnification Threshold, all Datum Indemnifiable Damages in excess of Twenty-Five Thousand Dollars ($25,000) shall be subject to indemnification hereunder. Any Datum Indemnifiable Damages shall be recovered first pro rata from any unpaid Additional Consideration owing to the DDI Stockholders, and thereafter from the DDI Indemnitors; provided, however, that the liability of each DDI Indemnitor for indemnification of any claim made hereunder shall be limited to an amount not to exceed the product of the aggregate liability of the DDI Indemnitors with respect to such claim and such DDI Indemnitor's Ownership Percentage; and provided, further, that the aggregate liability of each DDI Indemnitor for indemnification hereunder (such DDI Indemnitor's "Liability Cap"), including any indemnification pursuant to
Section 9.2(d), shall not exceed the value of the Merger Consideration received by him pursuant to this Agreement. For purposes of determining a Liability Cap, the Merger Consideration shall be valued (i) for cash consideration, at face value, and (ii) for Datum Common Stock (A) if issued as Primary Stock Consideration, seven dollars ($7) per share, and (B) if issued as Additional Consideration, the value of the shares as determined pursuant to Section 2.2(c)(v).

             (b) Indemnification of DDI. Subject to the provisions of this
Article 9, Datum agrees to indemnify the DDI Stockholders after the Effective Time from and against any and all Damages incurred or suffered by the DDI Stockholders arising out of any breach of the representation, warranties, covenants or agreements of Datum and Sub set forth herein (the "DDI Indemnifiable Damages"). The DDI Stockholders may obtain indemnification for any DDI Indemnifiable Damages to which this Section 9.2(b) relates only if (i) a claim or claims for indemnification is made within the Indemnification Period, and (ii) such claim or claims aggregate in excess of the Indemnification Threshold; provided, that upon passing such Indemnification Threshold, all DDI Indemnifiable Damages in excess of Twenty-Five Thousand Dollars ($25,000) shall be subject to indemnification hereunder.

             (c) Indemnification Procedures. A party seeking indemnification (the "Indemnitee") shall use its reasonable best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party, or sixty (60) days after the assertion of such claim, whichever shall first occur. No such notice of assertion of a claim shall satisfy the requirements of this Section 9.2(c) unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is based. If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor (or, in the case the DDI Stockholders or the DDI Indemnitors are the Indemnitor, the DDI Representative) twenty (20) calendar days to decide whether to defend such liability or claim. During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. The Indemnitor shall either (i) (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed, or
(ii) decline to undertake to defend such action, in which case Indemnitee shall have sole discretion to defend or settle such claim and seek indemnification from the Indemnitor therefore. The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter. The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims. In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee. Subject to Datum's right of set-off against Additional Consideration pursuant to
Section 9.2(a) above, the Indemnitor shall pay any undisputed indemnity in immediately available funds no later than ten (10) business days after the later to occur of the making of a claim for such indemnity and such indemnity's assuming undisputed status. Notwithstanding any provision to the contrary in this Agreement, the DDI Indemnitors (or any of them) may, at their sole option, in lieu of payment in immediately available funds for any indemnification liability under this Agreement, indemnify Datum by transferring back to Datum shares of Datum Stock received by them as Merger Consideration (and only such shares), and for this purpose such returned shares shall be valued against such liability at the greater of their market value at the time of indemnification and their value as determined pursuant to the last sentence of Section 9.2(a) above.

             (d) Indemnification by DDI with respect to Glassey-McNeil. In addition to, and notwithstanding anything to the contrary contained in Section 9.1(a) above, Datum shall be indemnified pursuant to this clause (d) for Damages incurred or suffered by it in the course of satisfying the claims of DDI and Glassey-McNeil arising from that certain Co-Inventor Agreement, dated October 26, 1998, by and among Glassey-McNeil and DDI (the "Glassey-McNeil/DDI Damages"). Pursuant to the terms of the Escrow Agreement, Datum shall be entitled to recover from the proceeds of the sale of all or any portion of the Escrowed Shares indemnification for Glassey-McNeil/DDI Damages, as follows:

                 (i) Datum shall be indemnified for fifty percent (50%) of the first Two Hundred Thousand Dollars ($200,000) of Glassey-McNeil/DDI Damages incurred; and

                 (ii) Datum shall be indemnified in full for the next Two Hundred Thousand Dollars ($200,000) of Glassey-McNeil/DDI Damages incurred.

For purposes of paying such indemnification, the share price of the Escrowed Shares shall be their share price as of the time the applicable Glassey-McNeil/DDI Damages are incurred, determined on a Twenty Day Rolling Basis. If no share price is determinable on such basis, the fair value of such shares of Datum Common Stock, as reasonably determined by Datum's Board of Directors, shall be used. In the event the Glassey-McNeil/DDI Damages aggregate an amount in excess of Four Hundred Thousand Dollars ($400,000), Datum shall be entitled to indemnification for fifty percent (50%) of such excess Glassey-McNeil/DDI Damages pursuant to clause (a) above as though such excess damages were Datum Indemnifiable Damages. Datum shall use its reasonable best efforts to minimize the Glassey-McNeil/DDI Damages, and shall keep the DDI Representative fully apprised at all times of the status of the settlement efforts.

             (e) Indemnification by Datum with respect to Glassey-McNeil. In addition to, and notwithstanding anything to the contrary contained in Section 9.1(b) above, the DDI Stockholders shall be indemnified pursuant to this clause
(e) if and to the extent any Additional Compensation otherwise due them under this Agreement is reduced in the course of satisfying the claims of Glassey-McNeil against Datum arising from the relationship evidenced by those certain Consulting Agreements, dated as of May 12, 1998, by and between among Glassey-McNeil (each as individuals) and Datum; provided, however, that any indemnification pursuant to this clause (e) shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

         9.3 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of DDI, Datum or Sub, as the case may be, the actual knowledge of the officers and directors of DDI, Datum or Sub, as the case may be, shall be imputed to DDI, Datum or Sub, as the case may be.

         9.4 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or a nationally recognized overnight courier service (such as Federal Express) or mailed by registered or certified mail (postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Datum, Sub or the Surviving Corporation, to:
Datum Inc.
9975 Toledo Way
Irvine, California  92618-1605
Facsimile No.: 949/598-7555
Attn:   David A. Young
        Vice President and Chief Financial Officer

with a copy to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660-6441
Facsimile No.: 949/725-4100
Attn:   Lawrence B. Cohn

If to DDI, to:
DDI Delivery, Inc.
54 Middlesex Turnpike
Bedford, MA  01730
Facsimile No.: 781/275-3883
Attn:   Mark Hastings
        Chief Executive Officer

with a copy to:
Lucash, Gesmer & Updegrove, LLP
40 Broad Street
Boston, MA  02109
Facsimile No.: 617/350-6878
Attn:   William Contente, Esq.

If to the DDI Stockholders, to the addresses given for each on Schedule II, with a copy to the DDI Representative at the address given in the instrument referenced in Section 7.2(i) and to Lucash, Gesmer & Updegrove, LLP, at the address given above.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number provided in this Section, but only (A) where the transmitting party includes a cover sheet identifying the name, location and identity of the transmitting party, the phone number of the transmitting device, the date and time of transmission and the number of pages transmitted (including the cover page), (B) where the transmitting device or receiving device records verification of receipt and the date and time of transmission receipt and the phone number of the other device, and (C) where the facsimile transmission is immediately followed by delivery of the original of the relevant notice in the manner provided in clause (i), (iii) or (iv) hereof, be deemed given upon receipt; (iii) if delivered by nationally recognized overnight courier to the address as provided in this Section 9.4, be deemed given the business day following mailing; and (iv) if delivered by mail in the manner described above to the address as provided in this Section 9.4, the fourth business day following mailing. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         9.5 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

         9.6 Public Announcements. So long as this Agreement is in effect, DDI will not, and will not permit its representatives to, issue or cause the publication of any press release or make any other public announcement or otherwise cause or permit the release in any manner which could reasonably be expected to cause such information to be known to the public with respect to the transactions contemplated by this Agreement without the written consent of Datum; provided, however, that DDI may make such announcements and releases to the extent the content of such announcements or releases was contained in a prior approved announcement or release. Datum and DDI will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and Datum will furnish DDI with drafts of any such releases and announcements as far in advance as practicable.

         9.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         9.8 No Assignment; Binding Effect.

             (a) Prior to Closing. Prior to Closing, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned subsidiary of Datum.

             (b) Post-Closing. After the Closing, Datum may transfer the Business or all or substantially all of the assets of the Business (a "Sale of the Business") in its sole discretion; provided, that in such event, Datum, pursuant to a written instrument delivered to the DDI Stockholders, shall assign to the transferee, and the transferee shall assume, the obligation to pay Additional Consideration as set forth herein; and provided, further, that Datum shall remain liable to the DDI Stockholders for such obligation to pay Additional Consideration in the event such transferee fails to perform such obligation. Notwithstanding the foregoing, Datum's aggregate liability for payments of Additional Consideration not made by such transferee shall be limited to an amount not to exceed thirty percent (30%) of the Profit received by Datum in the Sale of the Business. The term "Profit" shall mean the excess after taxes of the purchase price paid to Datum in the Sale of the Business over the sum of the Merger Consideration paid by Datum (net of Datum Indemnifiable Damages paid to Datum) through the effective date of the Sale of the Business plus net expenses Attributable to the Business incurred by Datum from April 8, 1999 through the effective date of the Sale of the Business.

             (c) Successors and Assigns. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         9.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         9.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to a contract executed and performed there, without giving effect to the conflicts of laws principles thereof.

         9.12 Counterparts. This Agreement may be executed by the parties in separate counterparts hereof and, provided that each party has executed and delivered a counterpart hereof, this Agreement shall be effective despite the fact that the parties have not executed the same counterpart hereof. All such counterparts shall constitute one and the same agreement.

         9.13 Arbitration. All claims, controversies, differences or disputes between or among any of the parties hereto arising from or relating to this Agreement shall be determined solely and exclusively by arbitration in accordance with the rules of commercial arbitration then in effect of the American Arbitration Association, or any successors hereto ("AAA"), in Orange County, California, unless the parties otherwise agree in writing. Each of the parties consents to venue for such arbitrations in Orange County, California and to service of process by certified or registered mail. Upon commencement of any arbitration pursuant hereto, the parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within twenty (20) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator; provided, that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. The arbitrator thus selected shall conduct a hearing within twenty (20) days of such selection, at which hearing the arbitrator shall, with the mutual agreement of the parties, (a) schedule pre-hearing conference, discovery and hearing dates, and (b) determine the scope and procedures to be used for discovery; provided, however, if the parties cannot mutually agree to such dates or discovery rules, they shall be set by the arbitrator. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. The parties agree to abide by any decision rendered in any such arbitration as final and binding and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial. The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and expenses incurred by the prevailing party in connection with such arbitration.



                           [signature page to follow]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized, under seal, as of the date first above written.


DATUM INC.                                  DIGITAL DELIVERY, INC.



By: _________________________________       By: ________________________________
Name:  Erik van der Kaay                    Name:  Thomas Mark Hastings
Title: President and Chief Executive        Title: Chief Executive Officer,
       Officer                                     President and Treasurer


DATUM ACQUISITION SUB, INC.                 THE DDI INDEMNITORS

By: _________________________________
Name:  David A. Young                       ____________________________________
Title: President and Treasurer              Timothy Bowe


                                            ____________________________________
                                            Gil Fishman


                                            ____________________________________
                                            T. Mark Hastings


                                            ____________________________________
                                            Steven D. Morlock


                                            ____________________________________
                                            Ronald Rubbico


                                            ____________________________________
                                            Ronald Subler

                                    EXHIBIT A
                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT B
                            FORM OF INVESTMENT LETTER

                                    EXHIBIT D

                            DATUM DISCLOSURE SCHEDULE

                                    EXHIBIT E

                          FORM OF EMPLOYMENT AGREEMENT

                                    EXHIBIT F

                        FORM OF OPINION OF COUNSEL TO DDI

                                    EXHIBIT G

                       FORM OF OPINION OF COUNSEL TO DATUM

                                   SCHEDULE I

              SURVIVING CORPORATION BOARD OF DIRECTORS AND OFFICERS

                                   SCHEDULE II

                                DDI STOCKHOLDERS